Exhibit 99

CACI Reports Results for Its Fiscal 2019 First Quarter and Raises Full-Year Net Income Guidance

Record first quarter revenue of $1.17 billion, up 7.4 percent

Record first quarter net income of $78.8 million, up 87.5 percent

Record contract awards of $2.54 billion, up 111 percent

Record contract funding orders of $1.68 billion, up 14.2 percent

ARLINGTON, Va.--(BUSINESS WIRE)--October 31, 2018--CACI International Inc (NYSE:CACI), a leading information solutions and services provider to the federal government, announced results today for its first fiscal quarter ended September 30, 2018.

CEO Commentary and Outlook

Ken Asbury, CACI’s President and CEO, said, “We start our new fiscal year with outstanding first quarter performance positioning the company for an excellent Fiscal Year 2019. Nearly half of our revenue growth was organic. And profitability benefited from a combination of strong program performance and several contributors that occurred earlier than expected. In addition, we set a record for both awards and contract funding and continued to generate strong cash flow. We are raising earnings guidance to reflect first quarter performance, and we are confident in our long-term growth strategy and ability to continue to deliver value for our customers and shareholders.”

First Quarter Results

(in millions except per-share data)	Q1, FY19	Q1, FY18	% Change
Revenue	$1,165.9	$1,085.8	7.4%
Operating income	$99.6	$67.3	48.0%
Net income	$78.8	$42.0	87.5%
Diluted earnings per share	$3.10	$1.67	86.2%
Cash provided by operating activities	$83.1	$79.7	4.3%

Revenue for the first quarter of Fiscal Year 2019 (FY19) increased compared to the first quarter of Fiscal Year 2018 (FY18) driven by new business wins, on-contract growth, and acquired contracts. Operating income growth was driven by strong program performance, the timing of revenue on several items including product sales and the adoption of ASC 606, and indirect cost control. In addition to the above items, net income also benefited from a lower tax rate resulting from tax reform and benefits under ASU 2016-09 (Improvements to Employee Share-Based Payment Accounting). Cash provided by operations in the quarter was $83.1 million.

Additional Financial Metrics

	Q1, FY19	Q1, FY18	% Change
Adjusted earnings before interest, taxes, depreciation and amortization (EBITDA), a non-GAAP measure (in millions)*	$116.3	$84.0	38.5%
Days sales outstanding**	67	64
*See Reconciliation of Net Income to Earnings before Interest, Taxes, Depreciation and Amortization on page 9.
**The calculation of Days Sales Outstanding for Q1 FY19 excludes amounts related to the Navy Systems Engineering business acquired during the quarter

First Quarter Awards and Contract Funding Orders

Our contract awards in the quarter were $2.54 billion, which excludes ceiling values of multi-award, indefinite delivery, indefinite quantity (IDIQ) contracts. Approximately 60 percent of our awards were for new business. Some notable awards during the quarter were:

  A five-year, $413 million award with the U.S. Army Communications-Electronics Research, Development, and Engineering Center to support TROJAN STRONG systems that provide intelligence collection and dissemination, access to signals intelligence, and fused intelligence data in near real-time.
  A four-year, $194 million task order to provide enterprise IT infrastructure, integration, and support to a federal civilian customer.
  A five-year task order with a ceiling value of $162 million to provide engineering, logistics, and business management support to the U.S. Army’s Project Manager Mission Command. The contract was awarded under the General Services Administration’s OASIS contract vehicle.
  A five-year $135 million prime contract to upgrade a DoD medical logistics system.
  A five-year task order with a ceiling value of $75 million to deliver defense health readiness engineering support for the Space and Naval Warfare Systems Center Atlantic. The contract was awarded under the SeaPort-e contract vehicle.
  A five-year, single-award IDIQ contract with a ceiling value of $50 million to provide training solutions and support for a DoD customer.
  Several key multiple-award IDIQ contracts, including a $980 million award with the Naval Air Warfare Center, and two awards with the Deputy Chief of Naval Operations with values of $184 million and $174 million.

Contract funding orders in the quarter were $1.7 billion, 14.2 percent higher than the year earlier quarter. Total backlog at September 30, 2018 was $13.0 billion, a 17.5 percent increase over the year earlier. Funded backlog at September 30, 2018 was $2.7 billion, 18.2 percent higher than the year earlier.

Other Highlights

  CACI acquired the Systems Engineering and Acquisition Support Services Business Unit of CSRA LLC, a managed affiliate of General Dynamics Information Technology, Inc. The acquisition of this highly specialized provider of comprehensive engineering services to the U.S. Navy unites two businesses with long-term customer relationships, complementary capabilities, and premier technical credentials, expanding CACI’s legacy work for the U.S. Navy.
  On October 17, 2018, CACI and its co-sponsors held the 11th symposium in the critical Asymmetric Threat symposia series on national security challenges: “Solutions and Innovations for Defeating Asymmetric Threats.” The post-symposium report will be released in the near future.
  Angie Casper joined CACI as Executive Vice President and Chief Human Resources Officer. She brings more than 30 years of experience in supporting, developing, and leading HR organizations with ethics and integrity. This includes serving as HR Vice President for a $3 billion defense IT business and a $3 billion global training and logistics business. The Company welcomes her leadership in developing and delivering programs that attract the industry’s top professionals to CACI and enhances our employees’ experience.

CACI Raises Its FY19 Guidance

We are raising our FY19 guidance that was issued on August 15, 2018 as a result of the strong operating performance in the first quarter, expected performance during the remainder of FY19, and a lower effective tax rate. The table below summarizes our FY19 expectations and represents our views as of October 31, 2018.

(In millions except for tax rate and earnings per share)	Current Fiscal Year 2019 Guidance	Previous Fiscal Year 2019 Guidance
Revenue	$4,700 - $4,900	$4,700 - $4,900
Net income	$250 - $260	$234 - $244
Effective corporate tax rate	21.7%	24.9%
Diluted earnings per share	$9.77 - $10.16	$9.14 - $9.53
Diluted weighted average shares	25.6	25.6

Conference Call Information

We have scheduled a conference call for 8:30 AM Eastern Time Thursday, November 1, 2018 during which members of our senior management team will be making a brief presentation focusing on first quarter results and operating trends followed by a question-and-answer session. You can listen to the conference call and view the accompanying exhibits over the Internet by logging on to http://investor.caci.com/news/#upcomingevent, at the scheduled time. A replay of the call will also be available over the Internet and can be accessed through our homepage (www.caci.com) by clicking on the CACI Investor Relations tab.

CACI provides information solutions and services in support of national security missions and government transformation for Intelligence, Defense, and Federal Civilian customers. A Fortune Magazine World’s Most Admired Company in the IT Services industry, CACI is a member of the Fortune 1000 Largest Companies, the Russell 2000 Index, and the S&P SmallCap600 Index. CACI’s sustained commitment to ethics and integrity defines its corporate culture and drives its success. With approximately 20,000 employees worldwide, CACI provides dynamic career opportunities for military veterans and industry professionals to support the nation’s most critical missions. Join us! www.caci.com.

There are statements made herein which do not address historical facts and, therefore, could be interpreted to be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are subject to factors that could cause actual results to differ materially from anticipated results. The factors that could cause actual results to differ materially from those anticipated include, but are not limited to, the following: legal, regulatory, and political change successive presidential administrations that could result in economic uncertainty; changes in U.S. federal agencies, current agreements with other nations, foreign events, or any other events which may affect the global economy; regional and national economic conditions in the United States and globally; terrorist activities or war; changes in interest rates; currency fluctuations; significant fluctuations in the equity markets; changes in our effective tax rate; failure to achieve contract awards in connection with re-competes for present business and/or competition for new business; the risks and uncertainties associated with client interest in and purchases of new products and/or services; continued funding of U.S. government or other public sector projects, based on a change in spending patterns, implementation of spending cuts (sequestration) under the Budget Control Act of 2011, or any legislation that amends or changes discretionary spending levels under that act; changes in budgetary priorities or in the event of a priority need for funds, such as homeland security; government contract procurement (such as bid protest, small business set asides, loss of work due to organizational conflicts of interest, etc.) and termination risks; the results of government audits and reviews conducted by the Defense Contract Audit Agency, the Defense Contract Management Agency, or other governmental entities with cognizant oversight; individual business decisions of our clients; paradigm shifts in technology; competitive factors such as pricing pressures and/or competition to hire and retain employees (particularly those with security clearances); market speculation regarding our continued independence; material changes in laws or regulations applicable to our businesses, particularly in connection with (i) government contracts for services, (ii) outsourcing of activities that have been performed by the government, and (iii) competition for task orders under Government Wide Acquisition Contracts (GWACs) and/or schedule contracts with the General Services Administration; the potential impact of the announcement or consummation of a proposed transaction and our ability to successfully integrate the operations of our recent and any future acquisitions; our own ability to achieve the objectives of near term or long range business plans; and other risks described in our Securities and Exchange Commission filings.

CACI-Earnings Release

Selected Financial Data

CACI International Inc
Condensed Consolidated Statements of Operations (Unaudited)
(Amounts in thousands, except per share amounts)

	Quarter Ended
	9/30/2018	9/30/2017	% Change
Revenue	$1,165,864	$1,085,814	7.4%
Costs of revenue
Direct costs	782,760	739,678	5.8%
Indirect costs and selling expenses	264,757	261,244	1.3%
Depreciation and amortization	18,747	17,588	6.6%
Total costs of revenue	1,066,264	1,018,510	4.7%
Operating income	99,600	67,304	48.0%
Interest expense and other, net	8,886	11,247	-21.0%
Income before income taxes	90,714	56,057	61.8%
Income taxes	11,881	14,011	-15.2%
Net income	$78,833	$42,046	87.5%

Basic earnings per share	$3.19	$1.72	85.6%
Diluted earnings per share	$3.10	$1.67	86.2%

Weighted average shares used in per share computations:
Basic	24,737	24,487
Diluted	25,424	25,243

Statement of Operations Data (Unaudited)
	Quarter Ended
	9/30/2018	9/30/2017	% Change
Operating income margin	8.5%	6.2%
Tax rate	13.1%	25.0%
Net income margin	6.8%	3.9%

Adjusted EBITDA*	$116,347	$84,010	38.5%
Adjusted EBITDA margin	10.0%	7.7%

*See Reconciliation of Net Income to Adjusted Earnings before Interest, Taxes, Depreciation and Amortization on page 9

Selected Financial Data (Continued)

CACI International Inc
Condensed Consolidated Balance Sheets (Unaudited)
(Amounts in thousands)
	9/30/2018	6/30/2018
ASSETS:
Current assets
Cash and cash equivalents	$75,487	$66,194
Accounts receivable, net	945,564	806,871
Prepaid expenses and other current assets	73,074	58,126
Total current assets	1,094,125	931,191

Goodwill and intangible assets, net	2,902,046	2,862,590
Property and equipment, net	109,780	101,140
Other long-term assets	145,204	139,285
Total assets	$4,251,155	$4,034,206

LIABILITIES AND SHAREHOLDERS' EQUITY:
Current liabilities
Current portion of long-term debt	$46,920	$46,920
Accounts payable	135,311	82,017
Accrued compensation and benefits	253,585	259,442
Other accrued expenses and current liabilities	186,175	150,602
Total current liabilities	621,991	538,981

Long-term debt, net of current portion	1,049,269	1,015,420
Other long-term liabilities	389,837	372,918
Total liabilities	2,061,097	1,927,319

Shareholders' equity	2,190,058	2,106,887
Total liabilities and shareholders' equity	$4,251,155	$4,034,206

Selected Financial Data (Continued)

CACI International Inc
Condensed Consolidated Statements of Cash Flows (Unaudited)
(Amounts in thousands)

	Three Months Ended
	9/30/2018	9/30/2017
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$78,833	$42,046
Reconciliation of net income to net cash provided by operating activities:
Depreciation and amortization	18,747	17,588
Amortization of deferred financing costs	579	1,108
Stock-based compensation expense	5,698	6,351
Deferred income taxes	10,086	10,738
Changes in operating assets and liabilities, net of effect of business acquisitions:
Accounts receivable, net	(64,339)	(30,027)
Prepaid expenses and other assets	(12,678)	(14,302)
Accounts payable and accrued expenses	71,337	67,689
Accrued compensation and benefits	(16,763)	(12,696)
Income taxes payable and receivable	(5,218)	(12,237)
Long-term liabilities	(3,176)	3,435
Net cash provided by operating activities	83,106	79,693

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(9,368)	(7,512)
Cash paid for business acquired, net of cash acquired	(89,956)	(406)
Other	(409)	217
Net cash used in investing activities	(99,733)	(7,701)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net borrowings (payments) under credit facilities	33,270	(63,491)
Payment of contingent consideration	(616)	(3,581)
Proceeds from employee stock purchase plans	1,527	1,300
Repurchase of common stock	(1,393)	(1,210)
Payment of taxes for equity transactions	(6,576)	(4,384)
Net cash provided by (used in) financing activities	26,212	(71,366)
Effect of exchange rate changes on cash and cash equivalents	(292)	878
Net increase in cash and cash equivalents	9,293	1,504
Cash and cash equivalents, beginning of period	66,194	65,539
Cash and cash equivalents, end of period	$75,487	$67,043

Selected Financial Data (Continued)

Revenue by Customer Type (Unaudited)
	Quarter Ended
(dollars in thousands)	9/30/2018		9/30/2017		$ Change	% Change
Department of Defense	$818,266	70.2%	$727,879	67.1%	$90,387	12.4%
Federal Civilian Agencies	292,202	25.1%	306,571	28.2%	(14,369)	-4.7%
Commercial and other	55,396	4.7%	51,364	4.7%	4,032	7.8%
Total	$1,165,864	100.0%	$1,085,814	100.0%	$80,050	7.4%

Revenue by Contract Type (Unaudited)
	Quarter Ended
(dollars in thousands)	9/30/2018		9/30/2017		$ Change	% Change
Cost reimbursable	$641,527	55.0%	$553,729	51.0%	87,798	15.9%
Fixed price	344,004	29.5%	358,193	33.0%	(14,189)	-4.0%
Time and materials	180,333	15.5%	173,892	16.0%	$6,441	3.7%
Total	$1,165,864	100.0%	$1,085,814	100.0%	$80,050	7.4%

Revenue Received as a Prime versus Subcontractor (Unaudited)
	Quarter Ended
(dollars in thousands)	9/30/2018		9/30/2017		$ Change	% Change
Prime	$1,089,872	93.5%	$1,010,150	93.0%	$79,722	7.9%
Subcontractor	75,992	6.5%	75,664	7.0%	328	0.4%
Total	$1,165,864	100.0%	$1,085,814	100.0%	$80,050	7.4%

Contract Funding Orders Received (Unaudited)
	Quarter Ended
(dollars in thousands)	9/30/2018	9/30/2017	$ Change	% Change
Contract Funding Orders	$1,681,902	$1,472,373	$209,529	14.2%

Selected Financial Data (Continued)

Reconciliation of Net Income to Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA)
(Unaudited)

The Company views Adjusted EBITDA and Adjusted EBITDA margin, both of which are defined as non-GAAP measures, as important indicators of performance, consistent with the manner in which management measures and forecasts the Company’s performance. Adjusted EBITDA is a commonly used non-GAAP measure when comparing our results with those of other companies. We define Adjusted EBITDA as GAAP net income plus net interest expense, income taxes, depreciation and amortization, and earnout adjustments. We consider Adjusted EBITDA to be a useful metric for management and investors to evaluate and compare the ongoing operating performance of our business on a consistent basis across reporting periods, as it eliminates the effect of non-cash items such as depreciation of tangible assets, amortization of intangible assets primarily recognized in business combinations, as well as the effect of earnout gains and losses, which we do not believe are indicative of our core operating performance. Adjusted EBITDA margin is adjusted EBITDA divided by revenue. These non-GAAP measures should not be considered in isolation or as a substitute for performance measures prepared in accordance with GAAP.

	Quarter Ended
(dollars in thousands)	9/30/2018	9/30/2017	% Change
Net income	$78,833	$42,046	87.5%
Plus:
Income taxes	11,881	14,011	-15.2%
Interest expense, net	8,886	11,247	-21.0%
Depreciation and amortization	18,747	17,588	6.6%
Earnout adjustments	(2,000)	(882)	126.8%
Adjusted EBITDA	$116,347	$84,010	38.5%

	Quarter Ended
(dollars in thousands)	9/30/2018	9/30/2017	% Change
Revenue, as reported	$1,165,864	$1,085,814	7.4%
Adjusted EBITDA	$116,347	$84,010	38.5%
Adjusted EBITDA margin	10.0%	7.7%

Selected Financial Data (Continued)

Reconciliation of FY18 Adjusted Net Income Assuming a
Full Year of Tax Reform
(Unaudited)

The Company views FY18 Adjusted Net Income Assuming a Full Year of Tax Reform, a non-GAAP measure, as an important indicator of performance, consistent with the manner in which management measures and forecasts the Company’s performance. FY18 Adjusted Net Income Assuming a Full Year of Tax Reform is defined as GAAP net income excluding (1) the one-time net benefit from Tax Reform consisting of the remeasurement of deferred taxes, partially offset by transition tax on cumulative foreign earnings, and including (2) the application of the new lower federal tax rate of 21% to all of FY18 as if the rate was in effect at that time. We believe that FY18 Adjusted Net Income Assuming a Full Year of Tax Reform is useful to investors as it allows investors to more easily compare FY19 guidance and results to FY18 results with a normalized tax rate. This non-GAAP measure should not be considered in isolation or as a substitute for performance measures prepared in accordance with GAAP.

	Q1		Q2		Q3		Q4		YTD
	9/30/2017		12/31/2017		3/31/2018		6/30/2018		6/30/2018
(Amounts in thousands, except per share amounts)	Net Income	Diluted EPS	Net Income	Diluted EPS	Net Income	Diluted EPS	Net Income	Diluted EPS	Net Income	Diluted EPS
Net income, as reported	$42,046	$1.67	$142,795	$5.66	$64,499	$2.56	$51,831	$2.05	$301,171	$11.93
Remeasurement of deferred taxes	-	-	(94,831)	(3.76)	-	-	(1,438)	(0.06)	(96,269)	(3.81)
Transition tax on foreign earnings	-	-	9,676	0.38	-	-	-	-	9,676	0.38
Impact of tax rate change for full year	4,853	0.19	2,347	0.10	6,737	0.26	3,716	0.15	17,653	0.70

FY18 Adjusted Net Income Assuming a Full Year of Tax Reform	$46,899	$1.86	$59,987	$2.38	$71,236	$2.82	$54,109	$2.14	$232,231	$9.20

CONTACT:
CACI International Inc
Corporate Communications and Media:
Jody Brown, Executive Vice President, Public Relations
703-841-7801
jbrown@caci.com
or
Investor Relations:
Dan Leckburg, Senior Vice President, Investor Relations
703-841-7666
dleckburg@caci.com